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Exhibit 10-AI


                         ACCOUNTING SERVICES AGREEMENT
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     This Accounting Services Agreement ("Agreement") is made as of the 12th day of August, 1996 by and between Quality Dining, Inc., an Indiana corporation ("Company"), and Bagel Acquisition Corporation, an Indiana corporation ("Developer").


                                   RECITALS
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     1.   The Company and the Developer have entered into or propose to enter into one or more Franchise Agreements (each a "Franchise Agreement" and, collectively, the "Franchise Agreements"), whereby the Company or a subsidiary of Company shall grant to the Developer the right to operate a Bruegger's Bagel Bakery Restaurant (the "Restaurant").

     2. Pursuant to the Franchise Agreements, the Developer is required to maintain certain accounting records and provide to the Company certain periodic financial reports and other data.

     3. Developer has requested and the Company has offered that the Company assist the Developer in maintaining certain accounting records and preparing certain financial reports required under the Franchise Agreements.

     4. Developer desires to enter into an agreement pursuant to which the Company would perform such services for Developer upon the terms and subject to the conditions hereinafter provided.


     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledge, the parties hereby agree as follows:


  1. ACCOUNTING SERVICES.

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company shall provide to the Developer for each Restaurant operated by the Developer and for the Developer's Entity as a whole the following accounting services (the "Services"):

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          (a) per-unit calculation of revenue and expenses by accounting category per the Company's standard chart of accounts and calculation of Royalty Based Revenue and Royalty Fees (as each term is defined in the Franchise Agreements);

          (b) administration and maintenance of corporate payroll, and administration of the processing of payroll and calculation of applicable tax and other withholdings relating to the Developer's Restaurants through the Company's designated payroll service bureau;

          (c) administration of accounts payable (including check generation and wire transfers);

          (d) administration of recurring cash transfers between the Developer's Restaurants and corporate bank accounts;

          (e) administration and maintenance of a Developer general ledger trial balance, balance sheet, income statement and certain other corporate and Restaurant reports by accounting category per the Company's standard chart of accounts and consistent with periodic reports the Company customarily prepares in the normal course of business to manage its financial affairs, and periodic distribution of such reports to Developer using the company's Report Distribution System;

          (f) maintenance of all accounting records supporting Developer financial statements (consistent with the Company's record retention program) in reasonable fashion separate and discrete from the accounting records of the Company's record retention program) in reasonable fashion separate and discrete from the accounting records of the Company; and

          (g) preparation of period-end reconciliations and associated period-end journal entries for all Developer balance sheet accounts.

     1.2 The Services shall not include any of the following, each of which is the sole responsibility of Developer:

          (a) selection of accounting policies to be applied to the Developer's books and records; however, the Company will consistently apply the appropriate policies selected by Developer;

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          (b) negotiation of terms and conditions between Developer and its suppliers, vendors, and others, such as remittance due dates and discounts;

          (c) quarterly review and edit of the Developer's vendor masterfile for current and accurate data; however the Company will appropriately apply updates to the vendor masterfile as directed by the Developer;

          (d) signature and final release of trade accounts payable disbursement checks in excess of $200,000;

          (e) final review and approval of annual financial statements;

          (f) cash investment activities; however, the Company will initiate and manage repetitive and/or fixed cash management activities as directed in writing by the Developer;

          (g) approval and coding of invoices for disbursement;

          (h) preparation of budgets (except that the Company will develop a budget process and calendar to facilitate the preparation of annual budgets by the Developer); and

          (i) preparation, filing, of signing of any tax returns required to be filed by Developer, with the exception of sales and use tax returns which will be prepared, but not, however, filed or signed by the Company.

     1.3 Developer agrees to supply the Company all information, materials, data, and documents necessary or advisable to properly perform the Services in such form, format, or media as the Company may reasonably request, to make available the officers of the Developer to answer any inquires in connection therewith.


  2. FEES FOR SERVICES AND EXPENSE REIMBURSEMENT.

     2.1 In consideration of the Services, the Developer agrees to pay to the Company an administrative fee, separate and apart from any fee otherwise payable under the Franchise Agreements, as follows:

          (a) During the term of this Agreement, Developer will pay Company an amount equal to Four Thousand Dollars ($4,000.00) per accounting period ("Accounting Period"), in accordance of the

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          Company's thirteen four-week account periods, for each corporate entity which Developer uses to operate one or more of the Restaurants during any portion of the applicable Accounting Period.

          (b) During the term of this Agreement, Developer will pay Company an amount equal to One Thousand Dollars ($1,000.00) per Accounting Period for each Restaurant open and operational during any portion of the applicable Accounting Period.


     2.2 In addition to the payment of fees as specified in Section 2.1 of this Agreement, the Developer shall reimburse the Company for all non-ordinary, out-of-pocket expenses incurred by the Company or its affiliates in connection with the Services rendered by them hereunder, including, but not limited to, travel expenses, legal fees, fees of experts, audit fees, tax fees, payroll service fees, etc. All non-ordinary, out of pocket expenses, however, must be approved by Developer prior to incurring such expense. Expenses payable under this
          Section 2.2 shall be paid in the manner specified in Section 4.1 of this Agreement.


  3. TERM OF SERVICES. The term of this Agreement shall be for the period of time commencing on the effective date hereof and continuing so long as any of the Franchise Agreements remain in effect. Provided, however, that the Company may terminate this Agreement without notice and cease rendering the Services hereunder upon any non-payment by the Developer of the fees and expenses provided for herein when such fees and expenses are due and payable.

  4.  PAYMENT OF AMOUNTS DUE HEREUNDER:  LIABILITY.

      4.1 The Company will calculate and collect through electronic funds transfer the total dollar amount of all fees and expenses due to the Company hereunder, at the end of each Accounting Period.

      4.2 The Company shall not be liable for any cost, damage, expense, or loss of the Developer or any other person or entity arising or resulting, directly or indirectly, from the failure of the Company to perform any of the Services for the Developer hereunder or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of the Company's willful misconduct or gross negligence, in which event Company's liability shall not exceed its fee for such Services hereunder for the period in question.

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  5. MISCELLANEOUS.

     5.1 In performing the Services set forth in this Agreement, the Company will have neither express or implied power to execute agreements on behalf of the Developer or in any manner bind the Developer as to any matter not within the scope of this Agreement.

     5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested and postage prepaid. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business days after it is sent to the intended recipient at the address set forth above.

     5.3 THIS AGREEMENT SHALL BE CONSTUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFOMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

     5.4 A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall e a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall be unaffected thereby and shall remain binding and in full force and effect.

     5.5 This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

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     5.6  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either or oral or written with respect thereto.

     5.7 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



COMPANY:                              DEVELOPER:

Quality Dining, Inc.                  Bagel Acquisition Corporation

By: /s/ Michael G. Sosinski           By: /s/ Daniel B. Fitzpatrick
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Name:  Michael G. Sosinski            Name:   Daniel B. Fitzpatrick
Title: Chief Financial Officer        Title:  President

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